Exhibit 107.1

Calculation of Filing Fee Table

Form S-3

(Form Type)

ALX Oncology Holdings Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Rule 457(o)	(1)	(2)	(2)
	Equity	Preferred Stock, $0.001 par value per share	Rule 457(o)	(1)	(2)	(2)
	Other	Warrants	Rule 457(o)	(1)	(2)	(2)
	Other	Purchase Contracts	Rule 457(o)	(1)	(2)	(2)
	Other	Units(4)	Rule 457(o)	(1)	(2)	(2)
	Other	N/A	Rule 457(o)	N/A	N/A	$450,000,000	0.0000927	$41,715
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	—	Common Stock, par value $0.001 per share	Rule 457(o) Rule 457(p)	N/A	N/A	$150,000,000 (4)	0.0000927	N/A	424B5	333-258812	December 17, 2021	$13,905
	Total Offering Amounts					$450,000,000	0.0000927	$41,715
	Total Fees Previously Paid							$0
	Total Fee Offsets							$13,905
	Net Fee Due							$27,810

(1)

An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices. Separate consideration may not be received for registered securities that are issuable upon the exercise, conversion or exchange of other securities. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. The aggregate maximum offering price of all securities issued under this Registration Statement will not exceed $450,000,000.

(2)

The proposed maximum per security and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.

(3)	Consisting of some or all of the securities listed above, in any combination, including common stock, preferred stock, warrants and purchase contracts.

(4)

Pursuant Rule 457(p) under the Securities Act, the Registrant hereby offsets $13,905 of the total registration fee due under this Registration Statement by the amount of the filing fee associated with the unsold securities from the Registrant’s Prospectus Supplement to its prior Registration Statement (File No. 333-258812), filed on December 17, 2021 registering common stock for a maximum aggregate offering price of $150,000,000, the entire amount of which remains unsold as of the filing date of this Registration Statement. Pursuant to Rule 457(p), the associated filing fee of $13,905 is hereby used to offset the current registration fee due. As a result, a filing fee of $27,810 is being paid herewith.